EXHIBIT 6.7

STEALTH AIR CORP.

STEALTH AIR CORP 2016 STOCK OPTION AND INCENTIVE PLAN

NON-STATUTORY STOCK OPTION GRANT NOTICE

Pursuant to its Stealth Air Corp. 2016 Stock Option and Incentive Plan, as amended from time to time (the “Plan”), Stealth Air Corp., a Delaware corporation (the “Company”), hereby grants to the individual listed below (the “Optionee”), an option to purchase the number of shares of the Company's Common Stock (“Shares”) set forth below (the “Option”), subject to the terms and conditions set forth herein, in the Plan, and in the certain Stock Option Agreement attached hereto as Exhibit A (the “Option Agreement”), each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Stock Option Grant Notice (the “Grant Notice”) and the Option Agreement.

NOTICE OF STOCK OPTION GRANT

Optionee:	Gelvin Stevenson

Grant Number:	1

Date of Grant:	October 11, 2016

Exercise Price per Share:	$0.375

Total Number of Shares Granted:	400,000

Term/Expiration Date:	5 year term

Type of Option:	Non-Qualified Stock Option

Vesting Schedule:	The Shares subject to this Option shall vest according to the following schedule:

Number of Shares Subject to Options	Vesting Date

200,000	As of the Date of Grant

200,000	As of the date two years from the Date of Grant

By his or her signature below, Optionee agrees to be bound by the terms and conditions of the Plan, the Option Agreement, and this Grant Notice. Optionee has reviewed the Plan, the Option Agreement, and this Grant Notice in their entirety and fully understands the provisions of this Grant Notice, the Option Agreement, and the Plan. Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board of the Plan upon any questions arising under the Plan, the Option Agreement, and this Grant Notice.

STEALTH AIR CORP.:		OPTIONEE:

By:		By:
Name:	Ezra Green	Name:	Gel Stevensen
Title:	CEO	Address:

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STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (the “Agreement”) is attached, Stealth Air Corp., a Delaware corporation (the “Company”), has granted to Optionee (as set forth in the Grant Notice) an option to purchase the number of shares of Common Stock (“Shares”) under the Stealth Air Corp. 2016 Stock Option and Incentive Plan (the “Plan”) indicated in the Grant Notice, at the exercise price per share set forth in the Grant Notice (the “Exercise Price”).

1. Plan Incorporated By Reference. Notwithstanding anything to the contrary in this Option Agreement, this grant of an Option is subject to the terms, definitions, and provisions of the Plan, which is incorporated herein by reference.

2. Option Type. The Option shall be treated as a Non-Qualified Stock Option. The intent of the parties is that benefits under this agreement be exempt from the provisions of Section 409A of the Code and, accordingly, to the maximum extent permitted, this agreement shall be interpreted to be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company be liable for any additional tax, interest or penalties that may be imposed on Optionee by Section 409A of the Code or any damages for failing to comply with Section 409A of the Code hereunder or otherwise. It is intended that the option evidenced by this agreement shall not be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”). This option is not subject to the Employee Retirement Income Security Act.

3. Exercise of Option. This Option is exercisable as follows:

a. Right to Exercise.

i. This Option shall be exercisable cumulatively according to the vesting schedule set out in the Grant Notice. For purposes of this Option Agreement, the Shares subject to this Option shall vest based on Optionee's continued status as a Service Provider, unless otherwise determined by the Company’s Board of Directors (“Board”).

ii. This Option may not be exercised for a fraction of a Share.

iii. In the event of Optionee's death, Disability, or other termination of Optionee's status as a Service Provider, the exercisability of the Option shall be governed by Sections 7, 8, 9 and 10 hereof, subject to the limitations in this Section 3.

iv. In the event the exercise of the Option following the termination of Optionee's status as an employee, consultant, advisor, officer or director of the Company (“Service Provider”) would be prohibited at any time solely because the issuance of shares would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the Term/Expiration Date of the Option as set forth in the Grant Notice or (ii) the expiration of a period of three (3) months after the termination of Optionee's status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

v. In no event may this Option be exercised after the Term/Expiration Date of this Option as set forth in the Grant Notice.

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b. Method of Exercise. This Option shall be exercisable by written notice to the Company (the “Exercise Notice”). The Exercise Notice shall state the number of Shares for which the Option is being exercised, and such other representations and agreements with respect to such Shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be signed by Optionee and shall be delivered in person or by certified mail, or email or fax with receipt confirmation, to the Secretary of the Company or such other authorized representative of the Company. The Exercise Notice shall be accompanied by payment of the Exercise Price, including payment of any applicable withholding tax. No Shares will be issued pursuant to the exercise of this Option unless and until the Optionee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this Option.

c. Exercise Limitation. Optionee may not exercise this Option if doing so would cause Optionee’s beneficial ownership in the Company to exceed 4.9% of the Company’s issued and outstanding common or voting stock; provided, Optionee may waive such limitation with 61 days’ written notice to the Company. In no event may Optionee exercise this Option if doing so would cause Optionee’s beneficial ownership in the Company to exceed 9.9% of the Company’s issued and outstanding common or voting stock

4. Method of Payment. Payment of the Exercise Price shall be by any method permitted in the Plan.

5. Restrictions on Exercise. If the issuance of Shares upon such exercise or if the method of payment for such Shares would constitute a violation of any applicable federal or state securities or other law or regulation, then the Option may also not be exercised. The Company may require Optionee to make any representation and warranty to the Company as may be advised by Company counsel based on any applicable law or regulation before allowing the Option to be exercised.

6. Termination of Relationship. If Optionee ceases to be a Service Provider (other than by reason of Optionee's death or Disability), Optionee may exercise this Option during the three (3) month period immediately following the date Optionee ceases to be a Service Provider to the extent the Option was vested on such date (and in no event later than the expiration date of the term of this Option as set forth in the Grant Notice). To the extent that Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

7. Disability of Optionee. If Optionee ceases to be a Service Provider as a result of his or her Disability, Optionee may exercise the Option to the extent the Option is vested on the date of exercise, but only within twelve (12) months from the date Optionee ceases to be a Service Provider (and in no event later than the expiration date of the term of this Option as set forth in the Grant Notice). To the extent that Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

8. Death of Optionee. If Optionee ceases to be a Service Provider as a result of the death of Optionee, the vested portion of the Option may be exercised at any time within twelve (12) months following the date of death (and in no event later than the expiration date of the term of this Option as set forth in the Grant Notice) by Optionee's estate or by a person who acquires the right to exercise the Option by bequest or inheritance. To the extent that the Option is not exercised within the time specified herein, the Option shall terminate.

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9. Change in Control. If within the period beginning 45 days prior to and ending 12 months after the occurrence of a change in control, Optionee's employment is terminated by the Company without Cause, or Optionee terminates his/her employment for Good Reason, then 100% of any then-unvested options granted hereunder shall immediately accelerate and become fully vested and exercisable, and shall continue to be fully exercisable for no less than three months following the date of such termination, provided that in no event will Optionee be entitled to exercise any such option following the expiration of the original term set forth in the Stock Option Grant Notice.

“Cause” shall mean: (i) the Optionee's willful unauthorized use or disclosure of the confidential information or trade secrets of the Company or its affiliates; (ii) the Optionee's material breach of this Agreement or any other agreement between the Optionee and the Company or its affiliates; (iii) the Optionee's material failure to comply with the written policies or rules of the Company or its affiliates; (iv) the Optionee's commission of conviction for, or plea of “guilty” or “no contest” to, any felony or a misdemeanor involving moral turpitude under the laws of the United States or any State; (v) the Optionee's gross misconduct in the performance of his/her duties hereunder; (vi) the Optionee's continuing failure to perform assigned duties consistent with his/her title and position; (vii) the Optionee's failure to cooperate in good faith with a governmental or internal investigation of the Company or its affiliates or their respective managers, directors, officers or employees, if the Company has requested the Optionee's cooperation therewith; or (viii) the Optionee's commission of any act offensive to the reasonable conscience that results in material reputational harm to the Company.

“without Cause” shall mean any termination by the Company of the Optionee's employment which does not constitute a termination for Cause, as defined above, and does not result from the death or disability of the Optionee.

“Good Reason” shall mean that the Optionee has complied with the Good Reason Process (hereinafter defined) following the occurrence of any one or more of the following events without the consent of the Optionee: (i) a diminution in the Optionee's cash compensation (other than in connection with a diminution in cash compensation that is proportionately applied to all senior executives of the Company), unless the Company is a publicly-traded company on the date of such diminution, in which case such diminution in the Optionee's cash compensation must be more than ten percent (10%) (other than in connection with a diminution in cash compensation that is proportionately applied to all senior executives of the Company); (ii) a change in the geographic location at which the Optionee currently provides services to the Company by more than fifty (50) miles (provided that moving the Company's corporate headquarters shall not constitute a change in geographic location, so long as the Optionee continues to be able to provide services to the Company from a location not more than fifty (50) miles from the location where the Optionee currently provides services); or (iii) a material change in the Optionee's authority, duties or responsibilities at the Company (including any successor company) at any time following the Closing. “Good Reason Process” shall mean that (1) the Optionee reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Optionee notifies the Company in writing of the first occurrence of the Good Reason condition within thirty (30) days after the first occurrence of such condition; (3) the Optionee cooperates in good faith with the Company's efforts, for a period of thirty (30) days following such notice (the “Cure Period”) to remedy the condition; (4) the Good Reason condition continues to exist following the Cure Period; and (5) the Optionee terminates employment with the Company within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason will be deemed not to have occurred.

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10. Early Termination of Option. Notwithstanding anything herein to the contrary, the Board may determine in its sole discretion that the Option is terminated as of the date Optionee ceases to be a Service Provider for any reason with regard to any portion of the Option that is not vested as of such date.

11. Non-Transferability of Option. This Option may not be transferred in any manner except by will or by the laws of descent or distribution. It may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors, and assigns of Optionee.

12. Term of Option. This Option may be exercised only within the term set out in the Grant Notice.

13. Not a Contract or Guarantee of Employment. Subject to applicable law, nothing in this Option Agreement, in the Grant Notice or in the Plan shall confer upon Optionee any right to continue to serve as a Service Provider, nor shall it interfere in any way with the Company's right to terminate Optionee's Service Provider relationship at any time, with or without cause and with or without prior notice.

14. Optionee Acknowledgement. Optionee represents that he or she has read this Agreement and is familiar with its terms and provisions. Optionee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Board or other administrator of the Plan upon any questions arising under this Agreement.

15. Governing Law. All questions concerning the construction, validity and interpretation of this agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the choice of law principles thereof.

16. No Rights as a Shareholder. The Optionee shall have no rights as a shareholder of the Company with respect to any common stock covered by the Shares unless and until the Optionee has become the holder of record of such common stock and no adjustment shall be made for dividends or other property, distributions or other rights in respect of any such common stock, except as otherwise specifically provided for in the Plan.

IN WITNESS WHEREOF, the Company has caused this option to be executed by its duly authorized officer. This option shall take effect as of the date of grant listed in the Grant Notice.

Stealth Air Corp.
X:
By:	Ezra Green
Title:	CEO/Director

The foregoing Agreement is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated:
Optionee’s Signature:
Optionee’s name and address:

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